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Exhibit 99(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 3 to the Registration Statement of BlackRock Health Sciences Trust on Form N-2 (Investment Company Act Registration No. 811-21702), which is also a new Registration Statement under the Securities Act of 1933, of our report dated March 16, 2005 relating to the financial statements of BlackRock Health Sciences Trust as of March 10, 2005 and for the period from January 19, 2005 (date of inception) to March 10, 2005 appearing in the Statement of Additional Information, which is part of such Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 29, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM